Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of February 10, 2026 by and between EXCP HJ Holding Limited, a British Virgin Islands company, and Jian Huang (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13G to report its beneficial ownership of ordinary shares, $0.0001 par value per share, of Texxon Holding Limited. Each Party hereto agrees that the Schedule 13G, dated February 10, 2026, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13G and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13G, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: February 10, 2026	EXCP HJ Holding Limited

	By:	/s/ Jian Huang
	Name:	Jian Huang
	Title:	Director

Date: February 10, 2026

	By:	/s/ Jian Huang
Jian Huang